                                                                     EXHIBIT 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------


          THIS AGREEMENT dated as of July 26, 1995 (the "Agreement") between KEYSTONE FINANCIAL, INC., a Pennsylvania corporation ("Keystone"), and NATIONAL AMERICAN BANCORP, INC., a Pennsylvania corporation ("NAB"),


                             W I T N E S S E T H :
                             -------------------

          WHEREAS, Keystone and NAB desire to accomplish the reorganization provided for herein;

          NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements herein contained and intending to be legally bound hereby, covenant and agree as follows:

                                   ARTICLE I

                                  THE MERGERS
                                  -----------

          1.01.  The Merger.  The reorganization contemplated by this Agreement
                 ----------
is the merger (the "Merger") of NAB and Keystone pursuant to the Agreement and Plan of Merger attached hereto as Appendix A (the "Merger Agreement"). As provided in the Merger Agreement, at the Effective Time (as defined in Section
8.01 hereof) NAB will be merged with and into Keystone, which will be the surviving corporation. In the Merger, each outstanding share of Common Stock, par value $5.00 per share, of NAB ("NAB Common Stock") (other than shares, if any, as to which the holders shall perfect dissenters' rights) will be converted into not less than 2.00 nor more than 2.20 shares of Common Stock, par value $2.00 per share, of Keystone ("Keystone Common Stock") (with cash in lieu of any fractional share) as provided in the Merger Agreement.

          1.02.  The Bank Merger.  Simultaneously with or following the Merger,
                 ---------------
Keystone intends to cause The First National Bank of Bradford County, a national banking association and a wholly owned subsidiary of NAB ("First National"), to be merged with and into Northern Central Bank, a Pennsylvania bank and trust company and a wholly owned subsidiary of Keystone ("NCB"). The merger described in the preceding sentence is referred to herein as the "Bank Merger." The Merger and the Bank Merger are sometimes referred to collectively herein as the "Mergers." Consummation of the Bank Merger is conditioned upon the prior or simultaneous consummation of the Merger. Consummation of the Merger is not conditioned upon consummation of the Bank Merger.


                                   ARTICLE II

                                   CONDITIONS
                                   ----------

      2.01.  Mutual Conditions to the Merger.  The respective obligations of
             -------------------------------
each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

             (a) Shareholder Approval.  This Agreement and the Merger Agreement
                 --------------------
      shall have been approved by the affirmative votes of at least a majority of the votes cast thereon by the holders of NAB Common Stock at the NAB Shareholders' Meeting referred to in Section 6.03, at which meeting a quorum of such shareholders shall be present in person or by proxy.

             (b) Regulatory Approvals.  The Merger shall have been approved
                 --------------------
      by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under Section 3(a) of the Bank Holding Company Act of 1956 (12 U.S.C. (S) 1842(a)) (the "Bank Holding Company Act") and by the Pennsylvania Department of Banking (the "Department") under Section 112 the Pennsylvania Banking Code of 1965

      (7 P.S. (S) 112) (the "Pennsylvania Banking Code"), and any other regulatory approvals necessary to the consummation of the Merger shall have been obtained and all waiting periods imposed by any governmental authority in connection therewith shall have expired. None of such regulatory approvals shall contain or impose any conditions or requirements, including without limitation requirements relating to divestiture of branches or other material assets, which Keystone in its reasonable judgment considers to be materially adverse to its interests. No action or suit to enjoin or prohibit the Merger shall have been filed by the United States under the antitrust laws during the 30 days following the date of the approval of the Merger by the Federal Reserve Board.

            (c)  Securities Act Registration.  The Registration Statement
                 ---------------------------
      contemplated by Section 6.01 hereof shall have been filed by Keystone with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and shall have been declared effective prior to the time the proxy statement/prospectus contained therein (the "Proxy Statement/Prospectus") is first mailed to the shareholders of NAB, and no stop order with respect to the effectiveness of the Registration Statement shall have been issued nor any proceeding therefor initiated or threatened. In addition, the shares of Keystone Common Stock to be issued pursuant to the Merger Agreement shall be duly registered or qualified under the securities or "blue sky" laws of all states in which such action is required for purposes of the initial issuance of such stock and its distribution to the shareholders of NAB entitled to receive it.

            (d)  Federal Tax Opinion.  There shall have been received by
                 -------------------
      each party an opinion of counsel or of independent public accountants satisfactory to the parties, to the effect that:

                    (i) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and Keystone and NAB will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                   (ii) No gain or loss will be recognized by Keystone or NAB as a result of the Merger;

                  (iii) Except for cash received in lieu of fractional shares, no gain or loss will be recognized by the shareholders of NAB who receive solely Keystone Common Stock on the exchange of their shares of NAB Common Stock for shares of Keystone Common Stock;

                   (iv) The basis of the shares of Keystone Common Stock to be received by the shareholders of NAB will be the same as the basis of the shares of NAB Common Stock exchanged therefor; and

                    (v) The holding period of the shares of Keystone Common Stock to be received by shareholders of NAB will include the period during which the NAB Common Stock surrendered in exchange therefor was held by the NAB shareholder, provided such NAB Common Stock was held as a capital asset in the hands of the NAB shareholder at the time of the exchange.

            (e)  Orders and Injunctions.  Neither Keystone nor NAB shall be
                 ----------------------
      subject to any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger.

      2.02.  Keystone Conditions to the Merger.  The obligations of Keystone to
             ---------------------------------
effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

            (a)  Representations and Warranties; Performance of Obligations.
                 ----------------------------------------------------------
      Except as otherwise consented to in writing by Keystone or contemplated by this Agreement, the representations and warranties of NAB contained herein shall be true and correct in all material respects as of the date hereof and as of the date of the Closing as though made on such date, except that any representation or warranty which specifically relates to an earlier date shall be true and correct in all material respects as of such earlier date; NAB shall have performed or complied in all material respects with all agreements, covenants and conditions under this Agreement and the Merger Agreement required to be performed or complied with by NAB at or prior to the Closing; and Keystone shall have received a certificate to each of the foregoing effects signed by the principal executive officer, the principal accounting officer and the secretary or an assistant secretary of NAB, which shall be based on their actual knowledge.

            (b)  Affiliates' Agreements.  Keystone shall have received from each
                 ----------------------
      of the persons identified by NAB pursuant to Section 6.04 hereof an executed counterpart of an affiliate's agreement in the form contemplated by such Section.

            (c)  Legal Opinion.  Keystone shall have received from Dilworth,
                 -------------
      Paxson, Kalish & Kauffman, counsel for NAB, an opinion dated the date of the Closing and in form and substance reasonably satisfactory to Keystone as to such matters related to this Agreement, the Merger Agreement and the transactions contemplated thereby as Keystone may reasonably request.

            (d)  Bank Merger Regulatory Approvals.  The Bank Merger shall have
                 --------------------------------
      been approved by the Federal Deposit Insurance Corporation ("FDIC") under the Bank Merger Act (12 U.S.C. (S) 1828(c)) and by the Department under the Pennsylvania Banking Code (7 P.S. (S) 1604) and any other regulatory approvals necessary to the consummation of the Bank Merger shall have been obtained and all waiting periods imposed by any governmental authority in connection therewith shall have expired. None of such regulatory approvals shall contain or impose any conditions or requirements, including without limitation requirements relating to divestiture of branches or other material assets, which Keystone in its reasonable judgment considers to be materially adverse to its interests. No action or suit to enjoin or prohibit the Bank Merger shall have been filed by the United States under the antitrust laws during the 30 days following the date of the approval of the Bank Merger by the FDIC.

            (e)  Accounting Treatment.  The Merger shall as of the date of the
                 --------------------
      Closing meet the requirements for pooling-of-interests accounting treatment under generally accepted accounting principles and under the accounting rules of the SEC, and, if requested by Keystone, Keystone shall have received a letter from Ernst & Young LLP in form and substance reasonably satisfactory to Keystone as to the foregoing matters.

            (f)  Litigation, etc.  None of Keystone, NAB, NCB or First National
                 ---------------
      shall be subject to any order, decree or injunction of any court or agency of competent jurisdiction which materially adversely affects either of the Mergers or to any pending or threatened litigation or proceeding by or before any such court or agency which seeks to enjoin or prohibit either of the Mergers or to impose material damages on any of such parties or any of their directors or officers by reason thereof.

            (g)  Additional Documents.  Keystone shall have received such
                 --------------------
      certified or other copies of such documents and proceedings of NAB in connection with the transactions contemplated hereby as Keystone may reasonably request.

      2.03.  NAB Conditions to the Merger.  The obligations of NAB to effect the
             ----------------------------
Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

            (a)  Representations and Warranties; Performance of Obligations.
                 ----------------------------------------------------------
      Except as otherwise consented to in writing by NAB or contemplated by this Agreement, the representations and warranties of Keystone contained herein shall be true and correct in all material respects as of the date hereof and as of the date of the Closing as though made on such date, except that any representation or warranty which specifically relates to an earlier date shall be true and correct in all material respects as of such earlier date; Keystone shall have performed or complied in all material respects with all agreements, covenants and conditions under this Agreement and the Merger Agreement required to be performed or complied with by Keystone at or prior to the Closing; and NAB shall have received a certificate to each of the foregoing effects signed by the principal executive officer, the principal accounting officer and the secretary or an assistant secretary of Keystone, which shall be based on their actual knowledge.

            (b)  Investment Banker's Opinion.  NAB shall have received from
                 ---------------------------
      Berwind Financial Group, L.P. an affirmative written opinion, dated as of a date within ten business days of the date of mailing of the Proxy/Statement Prospectus, to the effect that, as of the date of such opinion, the terms of the Merger are fair, from a financial point of view, to NAB and its shareholders.

            (c)  Legal Opinion.  NAB shall have received from Reed Smith Shaw &
                 -------------
      McClay, counsel for Keystone, an opinion dated the date of the Closing and in form and substance reasonably satisfactory to NAB as to such matters related to this Agreement, the Merger Agreement and the transactions contemplated thereby as NAB may reasonably request.

            (d)  Litigation, etc.  None of Keystone, NAB, NCB or First National
                 ---------------
      shall be subject to any order, decree or injunction of any court or agency of competent jurisdiction which materially adversely affects the Merger or to any pending or threatened litigation or proceeding by or before any such court or agency which seeks to enjoin or prohibit the Merger or to impose material damages on NAB or First National or any of their directors or officers by reason thereof.

            (e)  Keystone Rights Agreement.  If a Distribution Date, as such
                 -------------------------
      term is defined in the Rights Agreement dated as of January 25, 1990, as amended (the "Keystone Rights Agreement"), between Keystone and American Stock Transfer and Trust Company, as Rights Agent, shall have occurred, then either (i) all Rights (as defined in the Keystone Rights Agreement) then outstanding (other than Rights which have become void pursuant to Section 7(f) of the Keystone Rights Agreement) shall have been either (A) exchanged for shares of Keystone Common Stock pursuant to Section 24 of the Keystone Rights Agreement or (B) redeemed pursuant to Section 23 of the Keystone Rights Agreement or (ii) Keystone shall have made adequate provision for the issuance of a right substantially equivalent to the Rights with each share of Keystone Common Stock issuable pursuant to the Merger Agreement.

            (f)  Additional Documents.  NAB shall have received such certified
                 --------------------
      or other copies of such documents and proceedings of Keystone in connection with the transactions contemplated hereby as NAB may reasonably request.


                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF NAB
                     -------------------------------------

      NAB represents and warrants to Keystone that, except in each case as disclosed in a letter delivered to Keystone on the date of this Agreement:

      3.01.  Organization.  NAB is a corporation duly organized, validly
             ------------
existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly registered as a bank holding company under the Bank Holding Company Act. NAB has full corporate power and legal authority (including all material licenses, franchises, permits and other governmental authorizations which are legally required) to own its assets and to transact the business in which it is presently engaged.

      3.02.  Capitalization.  The authorized capital stock of NAB consists as of
             --------------
the date of this Agreement of 1,000,000 shares of NAB Common Stock, of which 574,347 shares are issued and outstanding. All of such issued and outstanding shares are duly and validly authorized and issued, fully paid and nonassessable. Except for (1) the Investment Agreement between Keystone and NAB dated the date hereof and the Warrants issued thereunder (collectively, the "Warrant Agreement") and (2) stock options for 16,000 shares of NAB Common Stock (the "Outstanding NAB Options") outstanding under NAB's 1994 Employee Stock Option Plan, NAB is not a party to or bound by any option, call, warrant, conversion privilege or other agreement obligating NAB at present, at any future time or upon the occurrence of any event to issue or sell any shares of NAB Common Stock or other capital stock of NAB.

      3.03.  Subsidiaries.  NAB owns directly all of the issued and outstanding
             ------------
shares of capital stock of First National and of National Security American Life Insurance Company ("National Life" and, together with First National, the "NAB Subsidiaries"). NAB has no other direct or indirect subsidiaries. All of the issued and outstanding capital stock of the NAB Subsidiaries is duly and validly authorized and issued, fully paid and nonassessable (except, in the case of First National, as provided in Section 55 of the National Bank Act) and is owned by NAB free and clear of any liens, security interests, encumbrances, restrictions or other rights of any third person with respect thereto. There are no options, calls, warrants, conversion privileges or other agreements obligating any NAB Subsidiary at present or upon the occurrence of any event to issue or sell any shares of its capital stock. First National is a national banking association duly organized, validly existing and in good standing under the laws of the United States and is duly authorized to engage in the banking and trust business as an insured bank under the Federal Deposit Insurance Act (the "FDIC Act"). National Life is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Each NAB Subsidiary has full corporate power and legal authority (including all material licenses, franchises, permits and other governmental authorizations which are legally required) to own its assets and to transact the business in which it is presently engaged.

      3.04.  Joint Ventures, etc.  Neither NAB nor any NAB Subsidiary is a party
             -------------------
to any joint venture, a general or limited partner of any partnership or the owner of any equity or similar interest in any other person (including without limitation any interest pursuant to which NAB or any NAB Subsidiary has or may in any circumstance have an obligation to make a capital contribution to, or be liable for or on account of the liabilities, acts or omissions of, such other person) except (i) NAB's ownership of all of the issued and outstanding capital stock of the NAB Subsidiaries identified in Section 3.03, (ii) the ownership of marketable equity securities held as investments in the ordinary course of business and not exceeding 5% of the outstanding shares of any class and (iii) joint venture interests disclosed to Keystone in writing on or prior to the date hereof (the "NAB Joint Ventures").

      3.05.  Corporate Authority; Absence of Violation.  The Board of Directors
             -----------------------------------------
of NAB has authorized the execution and delivery by NAB of this Agreement, the Merger Agreement and the Warrant Agreement, has authorized the performance by NAB of this Agreement and the Warrant Agreement, has directed or will direct that this Agreement and the Merger Agreement be submitted to the shareholders of NAB for their approval and, subject to such approval, has authorized the performance by NAB of the Merger Agreement. NAB has the full power, authority and legal right to enter into this Agreement, the Merger Agreement and the Warrant Agreement, to perform its obligations hereunder and under the Warrant Agreement (except that the acquisition of more than 5% of the outstanding NAB Common Stock and certain other transactions pursuant to the Warrant Agreement would require the approval of regulatory authorities) and, subject to the approval of its shareholders and regulatory authorities, to perform its obligations under the Merger Agreement. This Agreement, the Merger Agreement and the Warrant Agreement have been duly and validly executed and delivered by NAB, and this Agreement constitutes, and subject to the approval of its shareholders and regulatory authorities the Merger Agreement will constitute, a valid and binding obligation of NAB enforceable against NAB in accordance with its terms except to the extent enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or other similar laws of general application affecting creditors' rights or by the application by a court of equitable principles. Neither the execution and delivery by NAB of this Agreement, the Merger Agreement or the Warrant Agreement, compliance by NAB with any provision hereof or of the Warrant Agreement, nor, subject to the approval of its shareholders and regulatory authorities, compliance by NAB with any provision of the Merger Agreement will (i) violate any provision of the Articles of Incorporation or By-Laws of NAB, (ii) conflict with or result in a material breach of or material default under any material agreement, obligation or instrument to which NAB or any NAB Subsidiary is a party or by which any of them is bound or to which any of their material properties or assets is subject or
(iii) violate any order or decree of any court or governmental authority or any statute, rule or regulation applicable to NAB, any NAB Subsidiary or any of their properties or assets (except that the acquisition of more than 5% of the outstanding NAB Common Stock and certain other transactions pursuant to the Warrant Agreement would require the approval of regulatory authorities).

      3.06.  Reports and Financial Statements.  NAB has delivered to Keystone
             --------------------------------
(i) NAB's Annual Report on Form 10-K for the year ended December 31, 1994 containing consolidated balance sheets of NAB at December 31, 1994 and 1993 and consolidated statements of income, stockholders' equity and cash flows of NAB for the three years ended December 31, 1994, all certified by Parente, Randolph, Orlando, Carey & Associates, independent auditors, (ii) NAB's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 containing an unaudited consolidated balance sheet of NAB as of such date and unaudited consolidated statements of income and cash flows of NAB for the interim periods reflected therein and (iii) any Current Reports on Form 8-K filed by NAB since December 31, 1994. All such reports (i) comply in all material respects with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the SEC thereunder, (ii) do not contain any untrue statement of a material fact and (iii) do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such financial statements, including the related notes and schedules, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as indicated therein) and fairly present the consolidated financial condition, assets and liabilities of NAB at the dates thereof and the consolidated results of operations, stockholders' equity and cash flows of NAB for the periods stated therein, subject, in the case of the interim financial statements, to normal and recurring year-end audit adjustments and except that the interim financial statements do not contain all of the notes required by generally accepted accounting principles.

      3.07.  Absence of Certain Changes.  Since December 31, 1994 there has not
             --------------------------
been any material change in the condition, financial or otherwise, or in the assets, liabilities or business of NAB and the NAB Subsidiaries other than changes in the ordinary course of business, none of which changes has had, or may be reasonably expected to have, a material adverse effect on the financial condition, results of operations, adequacy of the allowance for loan losses or business of NAB and the NAB Subsidiaries taken as a whole. Since December 31, 1994 there has not been (i) any damage to or destruction or loss of property of NAB or any NAB Subsidiary (whether or not insured) which has had or may have a material adverse effect on the business of NAB or any NAB Subsidiary or (ii) any material event which, had it occurred subsequent to the date hereof, would have required the consent of Keystone under Section 5.01 hereof.

      3.08.  Taxes.  (a) The Federal income tax returns of NAB and the NAB
             -----
Subsidiaries have either been audited by the Internal Revenue Service or closed by statute for all periods beginning prior to January 1, 1992. All taxes, deficiencies, interest and penalties which are reflected as due under such returns or which have been assessed as a result of such audits have been paid in full, and there are no outstanding agreements to extend periods during which additional assessments may be made.

      (b) Federal income tax returns of NAB and the NAB Subsidiaries for all periods beginning on or after January 1, 1992 have been timely filed. Such returns are accurate in all material respects, and to the best of NAB's knowledge there is no material proposed deficiency, assessment, penalty or delinquency with respect to any of such returns or any of the taxes reflected as due and payable thereby. All taxes, deficiencies, interest and penalties which are reflected as due under such returns or which have been assessed as a result of audits thereof have either been paid in full or have been accrued or adequately reserved against in the financial statements contained in NAB's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

      (c) All required Federal income tax returns of any NAB Joint Venture and all returns in respect of all other Federal, state and local taxes of any kind required to be filed by NAB, any NAB Subsidiary or any NAB Joint Venture have been timely filed, and all taxes, interest and penalties due in respect thereof have been paid. Such returns are accurate in all material respects, and to the best of NAB's knowledge there is no material proposed deficiency, assessment, penalty or delinquency with respect to any of such returns or any of the taxes reflected as due and payable thereby.

      3.09.  Properties.  NAB and the NAB Subsidiaries have good and marketable
             ----------
title to all of their properties and assets (including those reflected in the consolidated balance sheet of NAB at December 31, 1994, except such as have been disposed of in the ordinary course of business) free of any mortgage, encumbrance, lien or security interest, except pledges of assets to secure public deposits and minor imperfections in title and encumbrances which do not materially detract from the value or impair the use of the properties affected thereby. All leases material to NAB pursuant to which NAB or any NAB Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by NAB or any NAB Subsidiary or any event which with notice or lapse of time or both would constitute such a material default.

      3.10.  Employee Contracts and Plans.  Neither NAB nor any NAB Subsidiary
             ----------------------------
is a party or subject to (i) any contract of employment or consulting agreement not terminable at will without penalty, (ii) any collective bargaining agreement or (iii) any profit sharing, pension, retirement, thrift, savings, incentive compensation, deferred compensation, bonus, stock option, stock purchase, restricted stock, stock appreciation right, performance share, performance unit, severance, salary continuation, holiday, vacation, disability, insurance, medical or other employee benefit, incentive or welfare plan, policy, contract or arrangement ("Employee Benefit Plan"). NAB has heretofore made available to Keystone copies of all Employee Benefit Plans of NAB and the NAB Subsidiaries, including individual employment contracts and stock option agreements. There are no pending or threatened strikes or labor stoppages involving any employees of NAB or any NAB Subsidiary, nor is NAB or any NAB Subsidiary aware of any organizing activity seeking to certify a collective bargaining unit or representative for any of such employees. All retirement and employee benefit or welfare plans of NAB or any NAB Subsidiary have been maintained and operated in accordance with their terms, and all such plans which are subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and/or the Code have been maintained and operated in material compliance with all applicable provisions of ERISA and the Code and the regulations thereunder and are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations thereunder or to any outstanding liability to the Pension Benefit Guaranty Corporation. No "prohibited transaction" has occurred and is continuing with respect to any such plan, nor has any "reportable event" occurred in respect thereof, as such terms are defined in ERISA and the regulations thereunder, and no such plan is a "Multiemployer Plan" or a "Multiple Employer Plan", as such terms are defined in ERISA and the regulations thereunder. The current value of the assets of each NAB Employee Benefit Plan that is subject to Title IV of ERISA exceeds the present value of the accrued benefits under such plan based upon the actuarial assumptions (to the extent reasonable) presently used by such plan, and there is no complete or partial withdrawal liability within the meaning of Sections 4205 and 4203 of ERISA (and there would be no such liability assuming a complete or partial withdrawal from all NAB Employee Benefit Plans at the Effective Time) with respect to any such plan. There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the NAB Employee Benefit Plans or any trusts related thereto.

      3.11.  Other Material Contracts.  Neither NAB nor any NAB Subsidiary is a
             ------------------------
party or subject to any other contract or agreement which, if entered into after the date hereof, would require the consent of Keystone under Section 5.01 hereof.

      3.12.  Litigation and Other Proceedings.  Neither NAB nor any NAB
             --------------------------------
Subsidiary is a party or subject to any pending, or to the knowledge of NAB may become a party or subject to any threatened, action, suit, arbitration, administrative proceeding or investigation, or judicial or administrative order, judgment or decree, which individually or in the aggregate will have, or could reasonably be expected to have, a material adverse effect on the consolidated financial condition, results of operations or business of NAB and the NAB Subsidiaries taken as a whole.

      3.13.  Compliance with Laws; Regulatory Matters.  NAB and the NAB
             ----------------------------------------
Subsidiaries are in compliance in all material respects with all laws, rules and regulations, all orders, directives and supervisory letters of, and all agreements, memoranda of understanding or similar arrangements with, regulatory authorities and all other legal requirements applicable to them or their businesses. Neither NAB nor any NAB Subsidiary is subject to any order, directive or supervisory letter of, or agreement, memorandum of understanding or similar arrangement (including board resolutions adopted at the request of a regulatory authority) with, any regulatory authority restricting its operations, restricting it from taking any action or requiring that certain actions be taken, and NAB has no knowledge that any such order, directive, supervisory letter, agreement, memorandum of understanding or similar arrangement is threatened, contemplated or under consideration by any regulatory authority.

      3.14.  Environmental Matters.  To the knowledge of the senior management
             ---------------------
of NAB, no Hazardous Substances (as hereinafter defined) have been stored, treated, dumped, spilled, disposed of, discharged, released or deposited at, under or on (1) any property now owned, occupied or leased ("Present Property") by NAB, any NAB Subsidiary, any former subsidiary of NAB or any NAB Joint Venture (each, an "NAB Entity"), (2) any property previously owned, occupied or leased ("Former Property") by any NAB Entity during the time of such previous ownership, occupancy or lease; or (3) any Participation Facility (as hereinafter defined) during the time that any NAB Entity participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility. To the knowledge of the senior management of NAB, no NAB Entity has disposed of, or arranged for the disposal of, Hazardous Substances from any Present Property, Former Property or Participation Facility, and no owner or operator of a Participation Facility disposed of, or arranged for the disposal of, Hazardous Substances from a Participation Facility during the time that any NAB Entity participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility. To the knowledge of the senior management of NAB, no Hazardous Substances have been stored, treated, dumped, spilled, disposed of, discharged, released or deposited at, under or on any Loan Property (as hereinafter defined), nor is there, with respect to any such Loan Property, any violation of environmental law which could materially adversely affect the value of such Loan Property to an extent which could prevent or delay any NAB Entity from recovering the full value of its loan in the event of a foreclosure on such Loan Property.

      As used in this Section 3.14, (a) "Participation Facility" shall mean any property or facility of which any NAB Entity (i) has at any time participated in the management or (ii) may be deemed to be or to have been an owner or operator,
(b) "Loan Property" shall mean any real property in which any NAB Entity holds a security interest in an amount greater than $100,000 and (c) "Hazardous Substances" shall mean (i) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any related materials or substances specified in any applicable Federal or Pennsylvania law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata) and (ii) friable asbestos, polychlorinated biphenyls, urea formaldehyde, and petroleum and petroleum-based fuels.

      3.15.  Proxy Statement/Prospectus, etc.  None of the information relating
             -------------------------------
to NAB or any NAB Subsidiary contained in the Proxy Statement/Prospectus or in any amendment or supplement thereto, at the time the Registration Statement is declared effective, at the time the Proxy Statement/Prospectus is mailed to the shareholders of NAB or at the date of the Shareholders' Meeting of NAB to consider the Merger, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which NAB or any NAB Subsidiary is responsible for filing with any regulatory agency in connection with the Mergers will comply as to form in all material respects with the requirements of applicable law, and all of the information relating to NAB or any NAB Subsidiary in any document filed with the Federal Reserve Board, the FDIC, the Department or any other regulatory agency in connection with this Agreement, the Merger Agreement or the transactions contemplated thereby shall be true and correct in all material respects.

      3.16.  Accurate and Complete Disclosure.  To the knowledge of NAB, the
             --------------------------------
information furnished to Keystone by or on behalf of NAB or any NAB Subsidiary in connection with its investigation of NAB and the NAB Subsidiaries, whether before or after the date of this Agreement, is true and correct in all material respects, and no representation or warranty of NAB contained herein contains any untrue statement of a material fact or, to the knowledge of the officers of NAB, omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Other than matters of a general economic, regulatory or political nature, there are no presently existing material facts, circumstances or contingencies known to NAB which have had or which may be reasonably expected in the future to have a material adverse effect on the consolidated financial condition, results of operations or business of NAB and the NAB Subsidiaries taken as a whole.


                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF KEYSTONE
                  ------------------------------------------

      Keystone represents and warrants to NAB that, except in each case as disclosed in a letter delivered to NAB on the date of this Agreement:

      4.01.  Organization.  Keystone is a corporation duly organized, validly
             ------------
existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly registered as a bank holding company under the Bank Holding Company Act. Keystone has full corporate power and legal authority (including all material licenses, franchises, permits and other governmental authorizations which are legally required) to own its assets and to transact the business in which it is presently engaged.

      4.02.  Capitalization.  The authorized capital stock of Keystone consists
             --------------
as of the date of this Agreement of 50,000,000 shares of Keystone Common Stock, of which approximately 23,395,179 shares are issued and outstanding as of the date hereof, and 8,000,000 shares of Preferred Stock, par value $1.00 per share, of which no shares have been issued as of the date hereof. All of such issued and outstanding shares are, and upon consummation of the Merger the shares of Keystone Common Stock to be issued pursuant to the Merger Agreement will be, duly and validly authorized and issued, fully paid and nonassessable.

      4.03.  Bank Subsidiaries.  Keystone owns, directly or indirectly, all of
             -----------------
the issued and outstanding shares of capital stock of NCB, Mid-State Bank and Trust Company, Pennsylvania National Bank and Trust Company, The Frankford Bank, N.A., American Trust Bank, and American Trust Bank of West Virginia, Inc. (collectively, the "Keystone Bank Subsidiaries"). All of the issued and outstanding capital stock of the Keystone Bank Subsidiaries is duly and validly authorized and issued, fully paid and nonassessable (except with respect to the national banks as provided in Section 55 of the National Bank Act) and is owned by Keystone free and clear of any liens, security interests, encumbrances, restrictions on transfer or other rights of any third person with respect thereto. There are no options, calls, warrants, conversion privileges or other agreements obligating any Keystone Bank Subsidiary at present or upon the occurrence of any event to issue or sell any shares of its capital stock. Each of the Keystone Bank Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly authorized to engage in the banking or banking and trust business as an insured depository institution under the FDIC Act. Each Keystone Bank Subsidiary has full corporate power and legal authority (including all material licenses, franchises, permits and other governmental authorizations which are legally required) to own its assets and to transact the business in which it is presently engaged.

      4.04.  Corporate Authority; Absence of Violation.  Keystone has the full
             -----------------------------------------
power, authority and legal right to enter into this Agreement, the Merger Agreement and the Warrant Agreement, to perform its obligations hereunder and under the Warrant Agreement (except that the acquisition of more than 5% of the outstanding NAB Common Stock and certain other transactions pursuant to the Warrant Agreement would require the approval of regulatory authorities) and, subject to the approval of regulatory authorities, to perform its obligations under the Merger Agreement. This Agreement, the Merger Agreement and the Warrant Agreement have been duly and validly executed and delivered by Keystone, and this Agreement constitutes, and subject to the approval of regulatory authorities the Merger Agreement constitutes, a valid and binding obligation of Keystone enforceable against Keystone in accordance with its terms except to the extent enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or other similar laws of general application affecting creditors' rights or by the application by a court of equitable principles. Neither the execution and delivery by Keystone of this Agreement, the Merger Agreement or the Warrant Agreement, compliance by Keystone with any provision hereof or of the Warrant Agreement, nor, subject to the approval of regulatory authorities, compliance by Keystone with any provision of the Merger Agreement will (i) violate any provision of the Articles of Incorporation or By-Laws of Keystone, (ii) conflict with or result in a material breach of or material default under any material agreement, obligation or instrument to which Keystone or any of its subsidiaries is a party or by which any of them is bound or to which any of their material properties or assets is subject or (iii) violate any order or decree of any court or governmental authority or any statute, rule or regulation applicable to Keystone, any of its subsidiaries or any of their properties or assets (except that the acquisition of more than 5% of the outstanding NAB Common Stock and certain other transactions pursuant to the Warrant Agreement would require the approval of regulatory authorities).

      4.05.  Exchange Act Reports and Financial Statements.  Keystone has
             ---------------------------------------------
delivered to NAB (i) Keystone's Annual Report on Form 10-K for the year ended December 31, 1994 containing consolidated statements of condition of Keystone at December 31, 1994 and 1993 and consolidated statements of income, changes in shareholders' equity and cash flows of Keystone for the three years ended December 31, 1994, all certified by Ernst & Young LLP, independent auditors,
(ii) Keystone's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 containing unaudited consolidated statements of condition of Keystone as of such date and unaudited consolidated statements of income and cash flows of Keystone for the interim periods reflected therein and (iii) any Current Reports on Form 8-K filed by Keystone since December 31, 1994. All such reports (i) comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, (ii) do not contain any untrue statement of a material fact and (iii) do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such financial statements, including the related notes and schedules, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial condition, assets and liabilities of Keystone at the dates thereof and the consolidated results of operations and changes in shareholders' equity and cash flows of Keystone for the periods stated therein, subject, in the case of the interim financial statements, to normal and recurring year-end audit adjustments and except that the interim financial statements do not contain all of the notes required by generally accepted accounting principles.

      4.06.  Absence of Certain Changes.  Since December 31, 1994, there has not
             --------------------------
been any material adverse change in the consolidated financial condition, results of operations or business of Keystone and its subsidiaries taken as a whole.

      4.07.  Litigation and Other Proceedings.  Neither Keystone nor any of its
             --------------------------------
subsidiaries is a party or subject to any pending, or to the knowledge of Keystone may become a party or subject to any threatened, action, suit, arbitration, administrative proceeding or investigation, or judicial or administrative order, judgment or decree, which individually or in the aggregate will have, or could reasonably be expected to have, a material adverse effect on the consolidated financial condition, results of operations or business of Keystone and its subsidiaries taken as a whole.

      4.08.  Compliance with Laws; Regulatory Matters.  Keystone and its
             ----------------------------------------
subsidiaries are in compliance in all material respects with all laws, rules and regulations, all orders, directives and supervisory letters of, and all agreements, memoranda of understanding or similar arrangements with, regulatory authorities and all other legal requirements applicable to them or their businesses. Neither Keystone nor any of its subsidiaries is subject to any order, directive or supervisory letter of, or agreement, memorandum of understanding or similar arrangement (including board resolutions adopted at the request of a regulatory authority) with, any regulatory authority restricting its operations, restricting it from taking any action or requiring that certain actions be taken, and Keystone has no knowledge that any such order, directive, supervisory letter, agreement, memorandum of understanding or similar arrangement is threatened, contemplated or under consideration by any regulatory authority.

      4.09.  Registration Statement, etc.  Except for information relating to
             ---------------------------
NAB and the NAB Subsidiaries, neither the Registration Statement, the Proxy Statement/Prospectus nor any amendment or supplement thereto, at the time the Registration Statement is declared effective, at the time the Proxy Statement/Prospectus is mailed to the shareholders of NAB or at the date of the Shareholders' Meeting of NAB to consider the Merger, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which Keystone or NCB is responsible for filing with the SEC or any regulatory agency in connection with the Mergers will comply as to form in all material respects with the requirements of applicable law, and all of the information relating to Keystone and its subsidiaries in any document filed with the SEC or any other regulatory agency in connection with this Agreement, the Merger Agreement or the transactions contemplated thereby shall be true and correct in all material respects.

      4.10.  Accurate and Complete Disclosure.  To the knowledge of Keystone,
             --------------------------------
the information furnished to NAB by or on behalf of Keystone or any of its subsidiaries in connection with NAB's investigation of Keystone and its subsidiaries, whether before or after the date of this Agreement, is true and correct in all material respects, and no representation or warranty of Keystone contained herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Other than matters of a general economic, regulatory or political nature, there are no presently existing material facts, circumstances or contingencies known to Keystone which have had or which may be reasonably expected in the future to have a material adverse effect on the consolidated financial condition, results of operations or business of Keystone and its subsidiaries taken as a whole.


                                   ARTICLE V

              CONDUCT OF NAB'S BUSINESS PENDING THE EFFECTIVE TIME
              ----------------------------------------------------

      5.01.  Conduct of Business in Ordinary Course.  Pending the Effective
             --------------------------------------
Time, except as otherwise consented to in writing by Keystone or as contemplated by this Agreement or the Warrant Agreement, (a) NAB will and will cause each NAB Subsidiary to (i) conduct its business only in the ordinary course thereof as conducted on the date hereof and (ii) use its best efforts to preserve its business organization and assets intact and to preserve its good will with its customers and others having business relations with it and (b) NAB will not and, except in the case of clause (ii) below, will not permit any NAB Subsidiary to:

               (i)  amend its Articles of Incorporation or By-Laws;

              (ii) declare, pay or set aside any dividend or other distribution in respect of its capital stock, except for cash dividends on the NAB Common Stock in an amount per share in any calendar quarter not in excess of the per share cash dividends on Keystone Common Stock for such quarter multiplied by the Exchange Ratio (as defined in the Merger Agreement).
      The parties agree to consult with respect to the amount of the last NAB dividend payable prior to the Effective Time with the objective of assuring that the shareholders of NAB do not receive a shortfall or a premium based on the record and payment dates of their last dividend prior to the Merger and the record and payment dates of the first dividend of Keystone following the Merger;

             (iii) Except for the issuance and sale of NAB Common Stock upon exercise of the Outstanding NAB Options, issue, sell, purchase, redeem or otherwise dispose of or acquire, or grant any options, warrants or other rights to purchase or acquire, or combine, split or reclassify, any shares of its capital stock or any securities convertible into its capital stock;

              (iv) enter into any contract of employment or consulting agreement not terminable at will without penalty;

               (v) adopt or modify to increase the compensation or benefits under any Employee Benefit Plan or otherwise increase the compensation payable to its employees, except for modifications or increases required by law or existing contract or involving merit increases in accordance with past practices, normal cost-of-living increases, regular bonuses and normal increases related to promotions or increased job responsibilities, it being understood that, regardless of the Effective Date, NAB or First National may pay incentive bonuses aggregating up to $96,610 under their 1995 Incentive Pay program;

              (vi) merge or consolidate with or into any other corporation or bank, subject to the proviso in the first sentence of Section 6.08; acquire control over, or any equity interest in, any other firm, bank, corporation or organization (except in connection with foreclosures in bona fide loan transactions or investments in marketable equity securities
      ----------
      in the ordinary course of business and not exceeding 5% of the outstanding shares of any class); liquidate; or purchase or acquire or, subject to the proviso in the first sentence of Section 6.08, sell or otherwise dispose of any material assets otherwise than in the ordinary course of business;

             (vii) make any expenditure for a capital asset in excess of $25,000 per asset or $100,000 in the aggregate except as required by law or existing contract or enter into as lessee any lease of personal property providing for annual payments in excess of $25,000 or any lease of real property;

            (viii) change or modify in any material respect any of its lending or investment policies;

              (ix) take any action which if taken as of the date hereof would constitute a material breach of any representation or warranty contained herein; or

               (x) enter into any agreement, commitment or understanding with any person relating to any action prohibited by this Agreement, subject the proviso to the first sentence of Section 6.08.

      5.02.  Access and Information.  Pending the Effective Time, NAB will
             ----------------------
afford Keystone and its authorized representatives reasonable access during normal business hours to its properties, books and records and personnel and those of the NAB Subsidiaries and will furnish promptly to Keystone such financial and operating data and other information relating to its, the NAB Subsidiaries' and the NAB Joint Ventures' business, assets and personnel as Keystone may reasonably request; provided, however, that Keystone and its authorized representatives shall not remove from NAB premises copies of any NAB deposit or loan customer lists. Keystone will provide to Berwind Financial Group, L.P. such access to the properties, books and records and personnel of Keystone and its subsidiaries and such financial and operating data and other information relating to Keystone and its subsidiaries as such firm may reasonably request for the purposes of providing its opinion referred to in
Section 2.03(b).


                                   ARTICLE VI

                COVENANTS AND ACTIONS PENDING THE EFFECTIVE TIME
                ------------------------------------------------

      6.01.  Securities Registration and Disclosure.  As soon as practicable
             --------------------------------------
after the date hereof, Keystone will file with the SEC under the Securities Act a registration statement for the registration of the shares of Keystone Common Stock to be issued pursuant to the Merger Agreement (the "Registration Statement"). The parties shall cooperate in the preparation of the Proxy Statement/Prospectus and any amendments or supplements thereto, and each party shall be responsible for providing all information concerning itself and its subsidiaries required to be included therein. Keystone shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of Keystone Common Stock pursuant to the Merger Agreement, and NAB shall furnish Keystone all information concerning NAB and its shareholders as Keystone may reasonably request in connection with any such action. Each party will promptly provide the other with copies of all correspondence, comment letters, notices or other communications to or from the SEC relating to the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto, and Keystone will advise NAB promptly after it receives notice thereof, of the effectiveness of the Registration Statement, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the Keystone Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the initiation or threat of any proceeding for any such purpose.

      6.02.  Regulatory Approvals.  As soon as practicable after the date
             --------------------
hereof, the parties shall prepare and file (i) with the Federal Reserve Board an application for its approval of the Merger under the Bank Holding Company Act,
(ii) with the Department an application for its approval of the Merger under the Pennsylvania Banking Code and (iii) with any other regulatory agencies having jurisdiction any other applications for approvals or consents which may be necessary for the consummation of the Merger. Subject to the limitations herein provided, the parties will take or cause to be taken all actions necessary for such applications to be approved, and each party will promptly provide the other with copies of all correspondence, notices or other communications to or from such agencies relating to such applications.

      6.03.  NAB Shareholders' Meeting.  NAB will take appropriate action to
             -------------------------
call a meeting of its shareholders (the "NAB Shareholders' Meeting"), to be held not more than forty-five days following the effective date of the Registration Statement, to consider approval of this Agreement and the Merger Agreement and, subject to the fiduciary duties of NAB's Board of Directors, will use its best efforts to secure such approval. In connection with the NAB Shareholders' Meeting, NAB will duly solicit the vote of its shareholders by mailing or delivering to each such shareholder, as soon as practicable after the effectiveness of the Registration Statement, the Proxy Statement/Prospectus, and as soon as practicable thereafter, any amendments or supplements thereto as may be necessary to assure that at the date of the NAB Shareholders' Meeting the Proxy Statement/Prospectus shall conform to the requirements of Sections 3.15 and 4.09 hereof.

      6.04.  NAB Affiliates' Agreements.  NAB will furnish to Keystone a list of
             --------------------------
all persons known to NAB who at the date of the NAB Shareholders' Meeting may be deemed to be "affiliates" of NAB within the meaning of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment ("NAB Affiliates"). NAB will use its best efforts to cause each NAB Affiliate to deliver to Keystone not later than 30 days prior to the Effective Time a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of (a) the shares of Keystone Common Stock to be received by such person in the Merger (the "Merger Shares") or any other shares of Keystone Common Stock or NAB Common Stock held by such person during the period commencing 30 days prior to the Effective Time and ending at such time as financial results covering at least 30 days of post-Merger combined operations have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies or (b) the Merger Shares except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

      6.05.  Public Announcements.  The parties will consult with each other as
             --------------------
to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

      6.06.  Notice of Certain Events.  Pending the Effective Time, each party
             ------------------------
will promptly notify the other of (i) any material change in the normal course of its business or in the operation of its properties, (ii) any event which may cause any of its representations and warranties hereunder to be inaccurate in any material respect as of the time of the Closing and (iii) any actions, claims or legal, administrative or arbitration proceedings or investigations threatened or commenced against it or its subsidiaries which are or may be material to their business or assets or to the consummation of the Mergers and the transactions contemplated hereby.

      6.07.  All Reasonable Efforts.  Subject to the terms and conditions herein
             ----------------------
provided, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger; provided, however, that nothing contained herein shall require Keystone to agree to any condition or requirement which is sought or imposed by any regulatory authority in connection with the regulatory approvals referred to in Sections 2.01(b) and 2.02(d) hereof and which Keystone reasonably considers to be materially adverse to its interests. Each party agrees to use all reasonable efforts to fulfill, or cause to be fulfilled, all conditions provided hereunder to the obligations of the other party to consummate the Merger. Each party will, and will cause its subsidiaries to, use its best efforts to obtain all consents of third parties required in connection with this Agreement or the transactions contemplated hereby under any other contract or agreement of such party or its subsidiaries. Nothing contained in this Section 6.07 shall require NAB or any of its directors or officers to take any action if NAB's Board of Directors, after consulting with counsel, determines that such action should not be taken in the exercise of its fiduciary duties; provided, that this sentence shall apply only to this Section
                  --------
6.07 and shall not override any other covenant or provision contained herein.

      6.08.  Inconsistent Activities.  Unless and until the Merger has been
             -----------------------
consummated or this Agreement has been terminated in accordance with its terms, NAB will not (i) solicit or encourage, directly or indirectly, any inquiries or proposals to acquire more than 1% of the NAB Common Stock, any other capital stock of itself or any NAB Subsidiary or any significant portion of its or any NAB Subsidiary's assets (whether by tender offer, merger, purchase of assets or other transactions of any type); (ii) afford any third party which may be considering any such transaction access to its or any NAB Subsidiary's properties, books or records except as required by mandatory provisions of law;
(iii) enter into any discussions or negotiations for, or enter into any agreement or understanding which provides for, any such transaction or (iv) authorize or permit any of its directors, officers, employees or agents to do or permit any of the foregoing; provided, however, that notwithstanding the
                             --------  -------
foregoing, NAB may afford such access, enter into any such discussions, negotiations or agreements or understandings, or authorize or permit any of its directors, officers, employees or agents to do so if the Board of Directors of NAB, after consulting with counsel, determines that such actions should be taken or permitted in the exercise of its fiduciary duties. If NAB becomes aware of any offer or proposed offer to acquire any such shares of capital stock of itself or any NAB Subsidiary or any significant portion of its or any NAB Subsidiary's assets (regardless of the form of the proposed transaction) or of any other matter which could adversely affect this Agreement or the Mergers, NAB shall immediately give notice thereof to Keystone.

      6.09.  Bank Merger.  Subject to the condition that the Bank Merger shall
             -----------
not be consummated unless the Merger shall have been consummated prior thereto or simultaneously therewith and to the other limitations herein provided, promptly upon the request of Keystone NAB shall, and shall cause First National to, (a) cooperate with Keystone by providing to Keystone, promptly upon request, such information and assistance as Keystone may reasonably request in order to prepare and file (i) with the FDIC an application for its approval of the Bank Merger under the FDIC Act, (ii) with the Department an application for its approval of the Bank Merger under the Pennsylvania Banking Code and (iii) with any other regulatory agencies having jurisdiction any other applications for approvals or consents which may be necessary for the consummation of the Bank Merger and (b) take or cause to be taken such additional actions as Keystone may reasonably determine to be necessary for such applications to be approved and for the Bank Merger to be consummated simultaneously with or promptly following the Merger, including without limitation execution and approval of a merger agreement between NCB and First National in such form as Keystone may reasonably request. Each party will promptly provide the other with copies of all correspondence, notices or other communications to or from such agencies relating to such applications.

      6.10.  Acquisition of Keystone.  Keystone shall not enter into any
             -----------------------
agreement for a merger, consolidation or share exchange with or into any other person, unless the surviving or resulting corporation, if other than Keystone, shall have agreed in writing to be bound by the terms of this Agreement, the Merger Agreement and the Warrant Agreement. In the event that under the terms of any such agreement the outstanding Keystone Common Stock is converted into or exchanged for other securities of any person, cash or other property, the terms of this Agreement and the Merger Agreement shall be appropriately amended so that the shareholders of NAB shall receive in the Merger, for each share of NAB Common Stock, the consideration per share received by the holders of Keystone Common Stock in such transaction multiplied by the Exchange Ratio (as defined in the Merger Agreement and appropriately adjusted to reflect such event), provided that fractional shares or fractional units of other securities or property may be paid in cash based on the value of $28.57 for one whole share of Keystone Common Stock. It is understood that the condition contained in Section 2.01(d) shall not prevent Keystone from entering into any such transaction, but NAB shall not be required to amend or waive such condition.

      6.11.  Employee Benefit Plans.  Upon consummation of the Merger, Keystone
             ----------------------
shall assume and perform all obligations of NAB under, and shall cause the NAB Subsidiaries (or any successors thereto) to perform their respective obligations under, each Employee Benefit Plan. After consummation of the Merger, Keystone shall have the right to amend or terminate any Employee Benefit Plan (other than any employment, change-in-control, severance, consulting or other agreement to which a specific employee is a party and of which a copy has been provided to Keystone on or prior to the date hereof) or combine any such Employee Benefit Plan with a similar plan offered by Keystone or its subsidiaries, provided that such amendment, termination or combination is accomplished in accordance with the terms of such plan and all applicable laws. After consummation of the Merger, Keystone shall provide to all employees of NAB and the NAB Subsidiaries a package of employee benefits that on an overall basis is comparable in value and coverage to the employee benefits then provided to similarly situated employees of Keystone and its subsidiaries, and with respect to participation in employee benefit plans of Keystone and its subsidiaries such employees shall receive credit for their service with NAB and the NAB Subsidiaries for all purposes other than benefit accrual.

      6.12.  Indemnification and Insurance.
             -----------------------------

      (a) From and after the Effective Time, subject to applicable law, Keystone shall perform the obligations of NAB concerning the indemnification of NAB's directors and officers with respect to events occurring prior to the Effective Time as provided in Article Nine of NAB's Bylaws, and shall cause First National or, following the Bank Merger, NCB to perform First National's obligations concerning the indemnification its directors and officers as provided in Article Tenth of First National's Articles of Association. Any amendment to Article Tenth of the Articles of Association of First National after the Effective Time shall not apply to events occurring prior to the Effective Time.

      (b) For a period of one year after the Effective Time, Keystone shall use its best efforts to provide for the directors and officers of NAB and the NAB Subsidiaries directors' and officers' liability "tail" coverage with respect to claims made after the Effective Time arising from facts or events which occurred before the Effective Time on such terms as are generally available in the industry, provided that the cost thereof shall not exceed 110% of the current annual premium for NAB's directors' and officers' liability policy.

      (c) The obligations of Keystone under this Section 6.12 are intended to benefit, and be enforceable against Keystone directly by the directors and officers of NAB and the NAB Subsidiaries.


                                  ARTICLE VII

                       AMENDMENT, WAIVER AND TERMINATION
                       ---------------------------------

      7.01.  Amendment.  Subject to applicable law, this Agreement or the Merger
             ---------
Agreement may be amended in any respect by an instrument in writing signed by an authorized officer of each of the parties thereto, whether before or after the NAB Shareholders' Meeting, except that no such amendment after the NAB Shareholders' Meeting shall affect the rate of exchange of NAB Common Stock for Keystone Common Stock provided in the Merger Agreement or change the form of such consideration.

      7.02.  Waiver.  Keystone or NAB may (i) extend the time for performance of
             ------
any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party, (iii) waive compliance by the other party with any of its covenants or agreements contained herein and (iv) waive the fulfillment of any condition to its obligations hereunder other than those set forth in Section 2.01 hereof, all of the foregoing to the fullest extent permitted by law.

      7.03.  Termination.  Notwithstanding prior approval by the shareholders of
             -----------
NAB, this Agreement may be terminated and the Merger abandoned:

            (a) by mutual written consent of each of the parties hereto at any time prior to the Effective Time; or

            (b) by either party in the event of a material breach of a representation and warranty or covenant of the other party contained herein, which breach has not been cured within 30 days after written notice of such breach is given to the breaching party by the party electing to terminate; or

            (c) by either party at any time after the shareholders of NAB shall fail to approve this Agreement and the Merger Agreement in a vote taken at a meeting duly convened for that purpose, provided that the party electing to terminate shall have performed its obligations under Section 6.03 hereof; or

            (d) by either party at any time after a final judicial or regulatory determination (as to which all periods for appeal have expired and no appeal shall be pending) denying any regulatory approval required for the Merger or imposing conditions or requirements which Keystone in its reasonable judgment has determined to be materially adverse to its interests; or

            (e) by either party at any time after June 30, 1996 in the event of failure to satisfy any of the conditions to the obligations of the party electing to terminate, if such failure occurred despite the good faith effort of such party to perform all agreements and covenants and to satisfy all conditions required to be performed or satisfied by it; provided, however, that if the failure to satisfy such conditions results from a delay in receiving the approval of the Federal Reserve Board, then the deadline for satisfying such conditions shall be extended to September 30, 1996; or

            (f) by NAB in the event that (i) the average of the closing bid prices for Keystone Common Stock on the NASDAQ National Market System shall be less than $25.50 per share for any period of 20 consecutive trading days or (ii) the closing bid price for Keystone Common Stock on the NASDAQ National Market System on the day before the date of the Closing shall be less than $25.50 per share.

      Termination pursuant to subparagraphs (b) through (f) of this Section 7.03 shall be effected by written notice provided by the terminating party in accordance with Section 8.06 hereof. Notice of termination pursuant to subparagraph (f) of this Section 7.03 shall be effective only if given within five business days following the close of the 20 trading day period referred to therein or by the close of business on the date of the Closing, as the case may be.

      7.04.  Effect of Termination.  In the event of termination of this
             ---------------------
Agreement as provided in Section 7.03, this Agreement and the Merger Agreement shall forthwith become void, and there shall be no liability on the part of either party or their respective officers or directors except (i) as set forth in Sections 8.02, 8.07 and 8.08 hereof and (ii) in the event of a willful breach of this Agreement.


                                 ARTICLE VIII

                           MISCELLANEOUS PROVISIONS
                           ------------------------

      8.01.  Closing and Effective Time.  The closing of the transactions
             --------------------------
contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place at the offices of Keystone, One Keystone Plaza, Front & Market Streets, Harrisburg, Pennsylvania at 10:00 a.m., local time, on the second business day following the fulfillment of all conditions set forth in Section
2.01 hereof, or at such other place, time and date as the parties shall agree. Subject to the fulfillment or waiver at or prior to the Closing of all other conditions to its obligations to consummate the Merger, each party shall execute and deliver for filing with the Pennsylvania Department of State Articles of Merger specifying that the Merger shall become effective at the close of business on the date of the Closing or at such other time and date as the parties shall agree (the "Effective Time").

      8.02.  Confidentiality.  Each party hereto shall cause all information
             ---------------
obtained by it or its subsidiaries or representatives from the other party and its subsidiaries and representatives under or in connection with this Agreement or the negotiation hereof to be treated as confidential unless such information is, or through no fault of such party becomes, generally available to the public or unless required by legal process to release such information. Neither party shall use, or unless required by legal process to release such information knowingly permit others to use, any such information for any purpose other than in connection with this Agreement and the transactions contemplated hereby unless such information is, or through no fault of such party becomes, generally available to the public.
In the event of termination of this Agreement, each party will, and will cause its subsidiaries and representatives to, return to the other all documents (including copies thereof and extracts therefrom) obtained by it from the other party and its subsidiaries and representatives under or in connection with this Agreement or its negotiation and which are not publicly available.

      8.03.  Entire Agreement.  This Agreement, together with the Merger
             ----------------
Agreement, the Warrant Agreement and any other agreements signed between the parties on the date hereof, sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements or understandings between the parties with respect thereto.

      8.04.  Counterparts; Headings.  This Agreement may be executed in several
             ----------------------
counterparts, and by the parties hereto on separate counterparts, each of which will constitute an original. The headings and captions contained herein are for reference purposes only and do not constitute a part hereof.

      8.05.  Further Assurances.  Each party will execute and deliver such
             ------------------
instruments and take such other actions as the other party hereto may reasonably request in order to carry out the intent and purposes hereof and of the Merger Agreement.

      8.06.  Communications.  All notices and other communications hereunder
             --------------
shall be in writing and will be deemed to have been given if delivered by hand or express carrier, telecopied with acknowledgment of receipt, or mailed by first-class or by registered or certified mail, postage prepaid, addressed as follows:

              If to Keystone:

                    Keystone Financial, Inc.
                    One Keystone Plaza
                    Front & Market Streets
                    P.O. Box 3660
                    Harrisburg, PA  17105-3660
                    Telecopier:  717-231-5759

                    Attention:  Ben G. Rooke, Esquire

              With a copy to:

                    Reed Smith Shaw & McClay
                    James H. Reed Building
                    435 Sixth Avenue
                    Pittsburgh, PA  15219-1886
                    Telecopier:  412-288-3063

                    Attention:  Nelson W. Winter, Esquire

              If to NAB:

                    National American Bancorp, Inc.
                    312 Main Street
                    Towanda, PA  18848
                    Telecopier:  717-265-1960

                    Attention:  David S. Packard, President
                            and Chief Executive Officer

              With a copy to:

                    Dilworth, Paxson, Kalish & Kauffman
                    3200 Mellon Bank Center
                    1735 Market Street
                    Philadelphia, Pennsylvania  19103
                    Telecopier:  215-575-7200

                    Attention:  J. Roger Williams, Jr., Esquire

or at such other address or addresses as may hereafter be furnished by the addressee party in accordance with this Section 8.06. All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt acknowledged, if telecopied; and the next business day after being delivered to an overnight delivery service.

      8.07.  Expenses.  Each party shall pay its own expenses incident to
             --------
preparing for, entering into and carrying out this Agreement and to the consummation of the Merger, including fees of its accountants, attorneys and investment advisors, except that, whether or not the Merger shall be consummated, Keystone and NAB shall each pay 50% of (i) all printing costs related to the Registration Statement, the Proxy Statement/Prospectus and the solicitation of proxies for the NAB Shareholders' Meeting and (ii) all filing fees and all legal, accounting and other third-party fees and expenses related to the tax opinion referred to in Section 2.01(d) hereof and the applications for approval of the Merger by the Federal Reserve Board and the Department, provided, however that the maximum amount payable by NAB pursuant to clauses (i) and (ii) of this sentence shall be limited to $50,000. Notwithstanding the foregoing, if the Merger is not effected as a consequence, directly or indirectly, of a change in control of NAB which would require the filing of a report under Item 1 of Form 8-K under the Exchange Act, NAB shall reimburse Keystone for all of its reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $200,000.

      8.08.  Brokers.  Keystone and NAB each represents and warrants that except
             -------
as disclosed in writing to the other party on or prior to the date hereof, neither it nor any of its subsidiaries is obligated to pay any brokerage commissions, finder's fees or other like payments in connection with the transactions contemplated hereby. Each party agrees to pay or discharge and to indemnify and hold the other and its subsidiaries harmless from and against any and all claims or liabilities for brokerage commissions, finder's fees and other like payments incurred by such party or its subsidiaries in connection with the transactions contemplated hereby.

      8.09.  Survival.  The representations and warranties of the parties
             --------
contained herein or in any schedule or certificate delivered in connection herewith will not survive the Closing and Effective Time but will expire with and be terminated and extinguished by the consummation of the Merger contemplated hereby.

      8.10.  Governing Law.  This Agreement shall be governed by and construed
             -------------
in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of laws thereof.

      IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

[CORPORATE SEAL]

Attest:                                       NATIONAL AMERICAN BANCORP, INC.



         /s/ John F. Langan                   By  /s/ David S. Packard
-----------------------------------             --------------------------------
          John F. Langan,                       David S. Packard, President
            Secretary                           and Chief Executive Officer


[CORPORATE SEAL]

Attest:                                       KEYSTONE FINANCIAL, INC.



         /s/ Ben G. Rooke                     By  /s/ Carl L. Campbell
-----------------------------------             --------------------------------
          Ben G. Rooke,                         Carl L. Campbell, President
            Secretary                           and Chief Executive Officer

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


      THIS AGREEMENT dated as of July 26, 1995 between KEYSTONE FINANCIAL, INC., a Pennsylvania corporation ("Keystone"), and NATIONAL AMERICAN BANCORP, INC., a Pennsylvania corporation ("NAB"),

                             W I T N E S S E T H:
                             -------------------

      WHEREAS, Keystone and NAB have entered into an Agreement and Plan of Reorganization of even date herewith (the "Reorganization Agreement") which provides, among other things, for the merger of NAB and Keystone (the "Merger");

      NOW, THEREFORE, in consideration of their mutual covenants and agreements contained herein and in the Reorganization Agreement, and for the purpose of stating the method, terms and conditions of the Merger, including the rights of the shareholders of NAB, and such other details and provisions as are deemed desirable, the parties hereto, intending to be legally bound hereby, agree as follows:

      1.  The Merger.  Subject to the terms and conditions of this Agreement and
          ----------
the Reorganization Agreement, and in accordance with the laws of the Commonwealth of Pennsylvania, at the Effective Time (as defined in Section 8.01 of the Reorganization Agreement) NAB shall be merged with and into Keystone, which shall be the surviving corporation.

      2.  Articles of Incorporation.  The Articles of Incorporation of Keystone
          -------------------------
as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the surviving corporation.

      3.  By-Laws.  The By-Laws of Keystone as in effect immediately prior to
          -------
the Effective Time shall be the By-Laws of the surviving corporation.

      4.  Conversion of NAB Shares.  (a) Subject to the provisions of Section 5
          ------------------------
hereof with respect to the payment of fractional shares in cash and Section 7 hereof with respect to dissenters' rights, upon the Merger becoming effective, each share of Common Stock, par value $5.00 per share, of NAB ("NAB Common Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a number of shares of Common Stock, par value $2.00 per share, of Keystone ("Keystone Common Stock") equal to the Exchange Ratio, as hereinafter defined. No change will be made by reason of the Merger in the shares of Keystone Common Stock outstanding immediately prior to the Effective Time.

      (b) For purposes of this Agreement, the following terms shall have the meanings indicated below:

            (i)  The "Exchange Ratio" shall be determined as follows:

                     (A) divide $60.00 (the "Formula Price") by the Twenty-Day Average Last Bid Price, the resulting quotient being referred to herein as the "Formula Number;"

                     (B) (1) if the Formula Number is less than or equal to
            2.000, then the Exchange Ratio shall be 2.000;

                     (2) if the Formula Number is greater than or equal to
            2.200, then the Exchange Ratio shall be 2.200; and

                  (3) if the Formula Number is greater than 2.000 but less than
            2.200, then the Exchange Ratio shall be the Formula Number, rounded to the nearest thousandth.

            (ii) "Last Bid Price" for Keystone Common Stock for any NASDAQ Trading Day shall mean the last bid price for Keystone Common Stock reported on NASDAQ as of 4:00 p.m., Eastern Time, on such NASDAQ Trading Day (or, if NASDAQ shall fail to report such last bid price for any NASDAQ Trading Day, then the "Last Bid Price" for such NASDAQ Trading Day shall be the Last Bid Price for the most recent NASDAQ Trading Day for which such a last bid price was reported).

            (iii) "NASDAQ Trading Day" shall mean a full trading day for the National Market System of the National Association of Securities Dealers Automated Quotations System ("NASDAQ").

            (iv) "Twenty-Day Average Last Bid Price" shall mean the arithmetic average of the Last Bid Prices for Keystone Common Stock for the twenty consecutive NASDAQ Trading Days commencing with (and including) the thirtieth NASDAQ Trading Day before (and not including) the day of the Effective Time and ending with (and including) the eleventh NASDAQ Trading Day before (and not including) the day of the Effective Time.

      (c) If after the date of this Agreement and prior to the Effective Time the number of outstanding shares of Keystone Common Stock or NAB Common Stock shall have been increased or decreased by reason of a dividend payable in shares of Common Stock or a split or combination of outstanding shares, or if pursuant to Section 24 of the Keystone Rights Agreement (as defined in the Reorganization Agreement) all Rights (as defined in the Keystone Rights Agreement) then outstanding (other than Rights which have become void pursuant to Section 7(f) of the Keystone Rights Agreement) shall have been exchanged for shares of Keystone Common Stock, then the Exchange Ratio shall be adjusted (a) in the case of any such event involving the Keystone Common Stock by multiplying the figures
2.000 and 2.200 as used in the definition of the Exchange Ratio (the "Collar Limits") by a fraction the numerator of which shall be the number of shares of Keystone Common Stock issued and outstanding immediately after such event and the denominator of which shall be the number of shares of Keystone Common Stock issued and outstanding immediately prior to such event and (b) in the case of any such event involving the NAB Common Stock by multiplying the Formula Price and the Collar Limits by a fraction the numerator of which shall be the number of shares of NAB Common Stock issued and outstanding immediately prior to such event and the denominator of which shall be the number of shares of NAB Common Stock issued and outstanding immediately after such event. The Exchange Ratio shall also be appropriately adjusted to reflect any capital reorganization involving the reclassification of the Keystone Common Stock or the NAB Common Stock subsequent to the date of this Agreement and prior to the Effective Time. Similar adjustments shall be made to the amount payable in lieu of fractional shares.

      5.  Surrender and Exchange of NAB Certificates.  As promptly as
          ------------------------------------------
practicable after the Effective Time, Keystone shall cause to be sent to each person who immediately prior to the Effective Time was a holder of record of NAB Common Stock transmittal materials and instructions for surrendering certificates for NAB Common Stock ("Old Certificates") in exchange for a certificate or certificates for the number of whole shares of Keystone Common Stock to which such person is entitled under Section 4 hereof.

      No certificates for fractional shares of Keystone Common Stock shall be issued in connection with the Merger. In lieu thereof, Keystone shall issue to any holder of NAB Common Stock certificates otherwise entitled to a fractional share, upon surrender of such certificates in accordance with the instructions furnished by Keystone, a check for an amount of cash equal to the fraction of a share of Keystone Common Stock represented by the certificates so surrendered multiplied by the value of $28.57 for one whole share of Keystone Common Stock.

      If any dividend on Keystone Common Stock is declared after the Effective Time, the declaration shall include dividends on all whole shares of Keystone Common Stock into which shares of NAB Common Stock have been converted under this Agreement, but no former holder of record of NAB Common Stock shall be entitled to receive payment of any such dividend until surrender of the shareholder's Old Certificates shall have been effected in accordance with the instructions furnished by Keystone. Upon surrender for exchange of a shareholder's Old Certificates, such shareholder shall be entitled to receive from Keystone an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon) declared, and for which the payment date has occurred, on the whole shares of Keystone Common Stock into which the shares represented by such Old Certificates have been converted.

      After the Effective Time, there shall be no transfer on the stock transfer books of NAB or Keystone of shares of NAB Common Stock. If Old Certificates are presented for transfer after the Effective Time, they shall be cancelled and certificates representing whole shares of Keystone Common Stock (and a check in lieu of any fractional share) shall be issued in exchange therefor as provided herein.

      6.  Failure to Surrender Old Certificates.  In the event that any Old
          -------------------------------------
Certificates have not been surrendered for exchange in accordance with Section 5 hereof on or before the second anniversary of the Effective Time, Keystone may at any time thereafter, with or without notice to the holders of record of such Old Certificates, sell for the accounts of any or all of such holders pursuant to Section 1532 of the Pennsylvania Business Corporation Law any or all of the shares of Keystone Common Stock which such holders are entitled to receive under
Section 4 hereof (the "Unclaimed Shares"). Any such sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as Keystone shall determine. If in the opinion of counsel for Keystone it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933 and applicable state laws. Keystone shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of their Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by Keystone for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by Keystone.

      7.  Dissenters' Rights of NAB Shareholders.  The rights and remedies of a
          --------------------------------------
dissenting shareholder under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law, as amended, shall be afforded to any holder of NAB Common Stock who objects to this Agreement and who takes the necessary steps to perfect the rights of a dissenting shareholder.

      8.  Termination and Amendment.  Notwithstanding prior approval by the
          -------------------------
shareholders of NAB, this Agreement shall be terminated and the Merger shall be abandoned in the event that prior to the Effective Time the Reorganization Agreement is terminated as provided therein. If there is such termination after the delivery of Articles of Merger to the Pennsylvania Department of State, the parties shall execute and file prior to the Effective Time with such Department a statement of termination pursuant to Section 1902 of the Pennsylvania Business Corporation Law. Notwithstanding prior approval by the shareholders of NAB, this Agreement may be amended in any respect in the manner and subject only to the limitations set forth in Section 7.01 of the Reorganization Agreement.

      9.  Counterparts; Headings.  This Agreement may be executed in several
           ----------------------
counterparts, and by the parties hereto on separate counterparts, each of which will constitute an original. The headings and captions contained herein are for reference purposes only and do not constitute a part hereof.

     10.  Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of laws thereof.

      IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

[CORPORATE SEAL]

Attest:                                 NATIONAL AMERICAN BANCORP, INC.



       /s/ John F. Langan               By  /s/ David S. Packard
----------------------------------         ---------------------------------
         John F. Langan,                   David S. Packard, President
            Secretary                      and Chief Executive Officer


[CORPORATE SEAL]

Attest:                                 KEYSTONE FINANCIAL, INC.



       /s/ Ben G. Rooke                 By  /s/ Carl L. Campbell
----------------------------------        ----------------------------------
         Ben G. Rooke,                     Carl L. Campbell, President
           Secretary                       and Chief Executive Officer